Exhibit 99.1

Whole Earth Brands Reports Second Quarter 2023 Results

Sequential Margin Improvement Momentum Continues

Flavors & Ingredients Achieves Record Quarterly Sales

Chicago, Illinois – August 9, 2023 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

•	Reported consolidated revenue of $132.9 million, a decrease of 0.5% on a reported basis and essentially flat compared to the prior year period on a constant currency basis.

•	Branded CPG revenue declined 1.7% on a reported basis and 1.2% on a constant currency basis as compared to 2022 as strong pricing growth was more than offset by volume declines; excluding the planned strategic decrease in Wholesome bulk sugar sales, which accounted for a 4.0% revenue decline, segment constant currency revenue increased 2.8%.

•	Flavors & Ingredients revenue grew 4.0% compared to the prior year period, to a record $30.6 million, driven by strong pricing contributing to increased profitability of this segment.

•	Operating income of $3.0 million and Adjusted EBITDA of $18.2 million.

	Second Quarter Net Product Revenue Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	(1.7)%	(0.5)%	(1.2)%
Flavors & Ingredients	4.0%	(0.1)%	4.0%
Total	(0.5)%	(0.4)%	(0.1)%

“We continued to demonstrate meaningful progress with our margin improvement initiatives in the second quarter along with a top-line performance that was consistent with the prior year on a constant currency basis and ahead of the prior year when taking into account our strategic decision to decrease Wholesome bulk sugar sales,” stated Irwin D. Simon, Executive Chairman. “The entire global team remains laser focused on stabilizing, streamlining, and evolving our operations to drive enhanced productivity and sustainable margin improvement. Our supply chain reinvention is on track and will play a critical role in rightsizing our cost base, freeing up additional dollars for growth investments in support of our diverse portfolio of global brands.”

Mr. Simon continued, “We are pleased with the recent organizational changes implemented in April within our Branded CPG business. Both Rajnish and Nigel have already made an impact and have carried forward our efforts to streamline our operations as a means to reinvigorate global growth and enhance our margin profile. We are fortunate to have an excellent group of leaders across both our operating segments and I look forward to working alongside Rajnish Ohri and Jeff Robinson, who were appointed Interim co-CEOs in mid-July. Both are highly capable executives and will be invaluable to ensuring continuity in the near-term as the Special Committee of the Board evaluates the non-binding proposal from Sababa Holdings FREE, LLC and other potential strategic alternatives that are focused on delivering value to shareholders.”

Jeff Robinson, Interim Co-CEO, commented, “Our Flavors & Ingredients business is a strong free cash flow generator with high barriers to entry and a global leadership position. The business continues to perform well and in the second quarter we achieved our highest quarterly sales since becoming a public company. Our commercial initiatives are generating strong growth and coupled with our improved cost structure, we are delivering consistently high operating margins and resultant cash flow.”

Rajnish Ohri, Interim Co-CEO, stated, “Our Branded CPG portfolio is well-positioned in the current environment with a diverse assortment of strong brands and complementary private label offerings. Additionally, our brands are performing well internationally, gaining market share across all key international regions. In North America, we have made important progress on streamlining our organization and manufacturing footprint. We are working relentlessly towards developing new opportunities to support the momentum of our brands and drive long-term profitable growth.”

SECOND QUARTER 2023 RESULTS

•	Consolidated product revenues were $132.9 million, a decrease of 0.5% on a reported basis and essentially flat on a constant currency basis, as compared to the prior year second quarter. A stronger US dollar reduced reported consolidated product revenues by approximately $0.5 million, or 0.4%, versus the prior year quarter.

•	Reported gross profit was $33.4 million, compared to $37.3 million in the prior year second quarter. The decrease was largely driven by cost inflation, partially offset by pricing actions. Additionally, the prior year period included $0.9 million of favorable non-cash purchase accounting adjustments related to inventory revaluations that did not re-occur. Adjusted gross profit was $40.4 million, compared to $42.6 million in the prior year second quarter.

•	Reported gross profit margin was 25.1% in the second quarter of 2023, compared to 27.9% in the prior year period. Adjusted gross profit margin was 30.4%, compared to 31.9% in the prior year second quarter. Adjusted gross profit margin has improved approximately 150 basis points as compared to the fourth quarter of 2022.

•	Consolidated operating income was $3.0 million compared to operating income of $7.7 million in the prior year second quarter primarily due to cost inflation and increased severance costs.

•	Consolidated net loss was $5.5 million in the second quarter of 2023 compared to net income of $1.3 million in the prior year period due to the decline in operating income as well as increased interest expense.

•	Consolidated Adjusted EBITDA was $18.2 million compared to $19.7 million in the prior year quarter, declining 7.6% driven by cost inflation exceeding pricing gains.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues were $102.3 million for the second quarter of 2023, compared to $104.1 million for the same period in the prior year, a decrease of $1.8 million, or 1.7%. On a constant currency basis, segment product revenues were down 1.2% compared to the prior year as 4.8% growth from pricing actions was more than offset by a 6% decline due to lower volumes. The decline from volumes was largely driven by the planned strategic decision to manage Wholesome bulk sugar sales to avoid incremental tariffs. Excluding the decrease in Wholesome bulk sugar sales, segment constant currency revenue increased 2.8%.

Operating income was $1.5 million in the second quarter of 2023 compared to operating income of $5.6 million for the same period in the prior year. The decrease in operating income was primarily due to cost inflation, as well as other discrete costs such as higher severance expense and an impairment of fixed assets of $0.8 million related to idled production lines at our Decatur, Alabama facility.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 4.0% to $30.6 million for the second quarter of 2023, compared to $29.4 million for the same period in the prior year. The impact of foreign currency exchange was insignificant.

Operating income of $9.0 million in the second quarter of 2023 was essentially flat with that of the prior year period.

Corporate

Corporate expenses for the second quarter of 2023 were $7.4 million, compared to $6.9 million of expenses in the prior year period. The increase is primarily attributed to severance related costs.

YEAR-TO-DATE 2023 HIGHLIGHTS

•	Consolidated product revenues were $265.3 million, an increase of 0.5% on a reported basis, as compared to the six months ended June 30, 2022. On a constant currency basis, product revenues increased 1.4% compared to the prior year period.

•	Consolidated operating income was $6.1 million compared to $14.8 million in the prior year period.

•	Consolidated Adjusted EBITDA decreased $2.7 million, or 7.2%, to $34.8 million.

Balance Sheet

As of June 30, 2023, the Company had cash and cash equivalents of $24.1 million and $427.0 million of long-term debt, net of unamortized debt issuance costs. At June 30, 2023, there was $72 million drawn on its $125 million revolving credit facility.

Cash provided by operating activities was $4.9 million for the six months ended June 30, 2023. Free cash flow, defined as operating cash flow minus capital expenditures, was $2.2 million for the first half of 2023.

During the second quarter of 2023, the Company entered into an interest rate swap agreement to manage exposure to interest rate risk related to the variable portion of its term loan facility. The agreement converts the variable interest rate on $183.3 million of the term loan (approximately 50% of the notional amount of the facility) to a rate of 4.265% through February 2026. The Company expects to realize approximately $1 million of interest savings in the second half of 2023.

Outlook

The Company is reaffirming its outlook for the full year 2023. The Company’s 2023 outlook is as follows:

•	Net Product Revenues: $550 million to $565 million representing reported growth of 2% to 5%

•	Adjusted EBITDA: $76 million to $78 million

•	Capital Expenditures: Approximately $9 million

The outlook is provided in the context of greater than usual volatility as a result of current geo-political events, the current inflationary environment and foreign currency exchange rate fluctuations.

Conference Call Details

The Company will host a conference call and webcast to review its second quarter results today, August 9, 2023, at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 704-4453 or for international callers by dialing (201) 389-0920. A replay of the call will be available until August 23, 2023, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13740110.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to high quality plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth®, Pure Via®, Wholesome®, Swerve®, Canderel® and Equal®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon, Robinson and Ohri , and our 2023 outlook. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the continued impact of the COVID-19 pandemic, and any recurrence of the COVID-19 pandemic, local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training, start up and other temporary costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$24,114	$28,676
Accounts receivable (net of allowances of $1,845 and $1,614, respectively)	70,475	66,653
Inventories	217,047	218,975
Prepaid expenses and other current assets	7,716	10,530
Total current assets	319,352	324,834

Property, Plant and Equipment, net	55,302	58,092

Other Assets
Operating lease right-of-use assets	23,499	18,238
Goodwill	194,595	193,139
Other intangible assets, net	237,149	245,376
Deferred tax assets, net	473	539
Other assets	9,742	8,785
Total Assets	$840,112	$849,003

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$53,258	$47,002
Accrued expenses and other current liabilities	30,322	27,488
Current portion of operating lease liabilities	8,737	8,804
Current portion of long-term debt	3,750	3,750
Total current liabilities	96,067	87,044
Non-Current Liabilities
Long-term debt	427,035	432,172
Deferred tax liabilities, net	33,452	32,585
Operating lease liabilities, less current portion	17,565	12,664
Other liabilities	10,158	9,987
Total Liabilities	584,277	574,452
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 42,462,895 and 41,994,355 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	4	4
Additional paid-in capital	364,698	360,777
Accumulated deficit	(110,502)	(85,188)
Accumulated other comprehensive income (loss)	1,635	(1,042)
Total stockholders’ equity	255,835	274,551
Total Liabilities and Stockholders’ Equity	$840,112	$849,003

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Operations

(In thousands of dollars, except for share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Product revenues, net	$132,902	$133,503	$265,319	$264,095
Cost of goods sold	99,522	96,189	199,598	187,223
Gross profit	33,380	37,314	65,721	76,872

Selling, general and administrative expenses	25,634	24,960	50,323	52,748
Amortization of intangible assets	4,697	4,664	9,348	9,369

Operating income	3,049	7,690	6,050	14,755

Interest expense, net	(11,063)	(6,428)	(21,767)	(12,460)
Other (expense) income, net	(256)	890	(885)	3,707
(Loss) income before income taxes	(8,270)	2,152	(16,602)	6,002
(Benefit) provision for income taxes	(2,753)	826	8,712	1,950
Net (loss) income	$(5,517)	$1,326	$(25,314)	$4,052

Net (loss) earnings per share:
Basic	$(0.13)	$0.03	$(0.60)	$0.10
Diluted	$(0.13)	$0.03	$(0.60)	$0.10

Whole Earth Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2023	June 30, 2022
Operating activities
Net (loss) income	$(25,314)	$4,052
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	4,877	3,214
Depreciation	3,473	2,916
Amortization of intangible assets	9,348	9,369
Deferred income taxes	631	(1,857)
Amortization of inventory fair value adjustments	—	(2,537)
Amortization of debt issuance costs and original issue discount	1,082	929
Change in fair value of warrant liabilities	(62)	(1,054)
Changes in current assets and liabilities:
Accounts receivable	(3,351)	(4,785)
Inventories	1,584	(16,800)
Prepaid expenses and other current assets	(567)	(1,017)
Accounts payable, accrued liabilities and income taxes	12,427	(1,741)
Other, net	812	(2,712)
Net cash provided by (used in) operating activities	4,940	(12,023)

Investing activities
Capital expenditures	(2,728)	(4,440)
Proceeds from the sale of fixed assets	—	50
Net cash used in investing activities	(2,728)	(4,390)

Financing activities
Proceeds from revolving credit facility	—	50,000
Repayments of revolving credit facility	(4,000)	—
Repayments of long-term borrowings	(1,875)	(1,875)
Debt issuance costs	(440)	(672)
Payment of contingent consideration	—	(29,108)
Tax withholdings related to net share settlements of stock awards	(754)	(862)
Net cash (used in) provided by financing activities	(7,069)	17,483

Effect of exchange rate changes on cash and cash equivalents	295	(1,745)
Net change in cash and cash equivalents	(4,562)	(675)
Cash and cash equivalents, beginning of period	28,676	28,296
Cash and cash equivalents, end of period	$24,114	$27,621

Supplemental disclosure of cash flow information
Interest paid	$20,851	$11,511
Taxes paid, net of refunds	$2,383	$5,757

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Product revenues, net	$132,902	$133,503	$265,319	$264,095
Net (loss) income	$(5,517)	$1,326	$(25,314)	$4,052
(Benefit) provision for income taxes	(2,753)	826	8,712	1,950
Other expense (income), net	256	(890)	885	(3,707)
Interest expense, net	11,063	6,428	21,767	12,460
Operating income	3,049	7,690	6,050	14,755
Depreciation	1,783	1,456	3,473	2,916
Amortization of intangible assets	4,697	4,664	9,348	9,369
Purchase accounting adjustments	-	(938)	-	(2,537)
Long term incentive plan	783	1,564	2,062	3,214
Severance and related expenses	1,219	33	1,189	264
Non-cash pension expense	-	10	-	20
M&A transaction expenses	-	43	-	693
Supply chain reinvention	4,821	4,625	9,707	7,980
Other items	1,843	553	2,943	790
Adjusted EBITDA	$18,195	$19,701	$34,772	$37,464

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$102,301	$104,073	$(1,772)	$(1,282)	$(490)	-1.7%	-1.2%	-0.5%
Flavors & Ingredients	30,601	29,430	1,171	1,186	(15)	4.0%	4.0%	-0.1%
Combined	$132,902	$133,503	$(601)	$(96)	$(505)	-0.5%	-0.1%	-0.4%

	Six Months Ended June 30,
			$ change			% change
Product revenues, net	2023	2022	Reported	Constant Dollar	Foreign Exchange (1)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$204,311	$207,834	$(3,523)	$(1,483)	$(2,040)	-1.7%	-0.7%	-1.0%
Flavors & Ingredients	61,008	56,261	4,747	5,076	(329)	8.4%	9.0%	-0.6%
Combined	$265,319	$264,095	$1,224	$3,594	$(2,370)	0.5%	1.4%	-0.9%

(1)	The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30, 2023				Three Months Ended June 30, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$132,902	$-	$-	$132,902	$133,503	$-	$-	$133,503	$(601)	(0.5%)
Cost of goods sold	99,522	(3,365)	(3,686)	92,471	96,189	(1,561)	(3,765)	90,863	1,608	1.8%
Gross profit	33,380	3,365	3,686	40,431	37,314	1,561	3,765	42,640	(2,209)	(5.2%)
Gross profit margin %	25.1%			30.4%	27.9%			31.9%		(1.5%)
Selling, general and administrative expenses	25,634	(2,131)	(1,267)	22,237	24,960	(1,818)	(203)	22,939	(703)	(3.1%)
Amortization of intangible assets	4,697	(4,697)	-	-	4,664	(4,664)	-	-	-	-
Operating income	$3,049	$10,193	$4,953	$18,195	$7,690	$8,043	$3,968	$19,701	$(1,506)	(7.6%)
Operating margin %	2.3%			13.7%	5.8%			14.8%		(1.1%)

	Six Months Ended June 30, 2023				Six Months Ended June 30, 2022
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$265,319	$-	$-	$265,319	$264,095	$-	$-	$264,095	$1,224	0.5%
Cost of goods sold	199,598	(5,673)	(8,584)	185,342	187,223	(1,497)	(7,119)	178,606	6,736	3.8%
Gross profit	65,721	5,673	8,584	79,977	76,872	1,497	7,119	85,489	(5,512)	(6.4%)
Gross profit margin %	24.8%			30.1%	29.1%			32.4%		(2.2%)
Selling, general and administrative expenses	50,323	(3,892)	(1,226)	45,205	52,748	(3,639)	(1,084)	48,025	(2,820)	(5.9%)
Amortization of intangible assets	9,348	(9,348)	-	-	9,369	(9,369)	-	-	-	-
Operating income	$6,050	$18,913	$9,809	$34,772	$14,755	$14,506	$8,203	$37,464	$(2,691)	(7.2%)
Operating margin %	2.3%			13.1%	5.6%			14.2%		(1.1%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

(Unaudited)

	Three Months Ended June 30, 2023				Three Months Ended June 30, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income
Depreciation	$1,602	$181	$-	$1,783	$1,295	$161	$-	$1,456
Amortization of intangible assets	-	-	4,697	4,697	-	-	4,664	4,664
Non-cash pension expense	-	-	-	-	-	10	-	10
Long term incentive plan	(59)	842	-	783	153	1,411	-	1,564
Purchase accounting costs	-	-	-	-	(938)	-	-	(938)
Supply chain reinvention	1,189	-	-	1,189	772	-	-	772
Other items	634	1,107	-	1,741	279	236	-	515
Total non-cash adjustments	$3,365	$2,131	$4,697	$10,193	$1,561	$1,818	$4,664	$8,043
Cash adjustments
Severance and related expenses	54	1,165	-	1,219	-	33	-	33
M&A transaction expenses	-	-	-	-	-	43	-	43
Supply chain reinvention	3,632	-	-	3,632	3,765	88	-	3,853
Other items	-	102	-	102	-	39	-	39
Total cash adjustments	$3,686	$1,267	$-	$4,953	$3,765	$203	$-	$3,968
Total adjustments	$7,051	$3,397	$4,697	$15,146	$5,326	$2,021	$4,664	$12,011

	Six Months Ended June 30, 2023				Six Months Ended June 30, 2022
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Operating Income
Depreciation	$3,086	$387	$-	$3,473	$2,489	$427	$-	$2,916
Amortization of intangible assets	-	-	9,348	9,348	-	-	9,369	9,369
Non-cash pension expense	-	-	-	-	-	20	-	20
Long term incentive plan	178	1,884	-	2,062	284	2,930	-	3,214
Purchase accounting costs	-	-	-	-	(2,537)	-	-	(2,537)
Supply chain reinvention	1,189	-	-	1,189	772	-	-	772
Other items	1,220	1,621	-	2,841	489	262	-	751
Total non-cash adjustments	$5,673	$3,892	$9,348	$18,913	$1,497	$3,639	$9,369	$14,505
Cash adjustments
Severance and related expenses	54	1,135	-	1,189	-	264	-	264
M&A transaction expenses	-	-	-	-	-	693	-	693
Supply chain reinvention	8,529	(11)	-	8,518	7,119	88	-	7,208
Other items	-	102	-	102	-	39	-	39
Total cash adjustments	$8,584	$1,226	$-	$9,809	$7,119	$1,084	$-	$8,203
Total adjustments	$14,256	$5,118	$9,348	$28,722	$8,617	$4,723	$9,369	$22,709